Exhibit 99.1

NEWS RELEASE	DATE: October 26, 2016

NASDAQ REPORTS THIRD QUARTER 2016 EARNINGS;

DELIVERS RECORD SUBSCRIPTION AND RECURRING REVENUES1

•	Net revenues[2] were a record $585 million in the third quarter of 2016, up 11% year-over-year.

•	Third quarter 2016 diluted EPS was $0.77. Non-GAAP[3] diluted EPS for the third quarter 2016 was $0.91.

•	Subscription and recurring revenues in the third quarter of 2016 were a record and represented 75% of total net revenues. Information Services, Technology Solutions, and Listing Services segments each achieved quarterly record net revenues.

•	At September 30, 2016, the company had achieved $23 million in annualized run-rate cost synergies for the acquisitions completed in 2016 out of a targeted $60 million expected upon completion of integration.

•	During the third quarter of 2016, Nasdaq repurchased $55 million of its common stock. Total repurchases from the beginning of the year through September 30, 2016 were $100 million.

New York, N.Y. — Nasdaq, Inc. (Nasdaq: NDAQ) today reported strong financial results for the third quarter of 2016. Third quarter net revenues were $585 million, up $56 million or 11% from $529 million in the prior year period, driven primarily by a $58 million positive impact from acquisitions. Organic revenue growth in the non-trading segments4 in the third quarter of 2016 was offset by a contraction in trading revenues when compared to an especially volatile trading environment in the prior-year period.

“The third quarter’s strong financial results showcase how the complementary nature of Nasdaq’s business mix can deliver against a variety of macro backdrops. While our marketplaces were subject to lower volatility and industry volumes compared to the prior year period, the company’s non-trading segments expanded to new record levels,” said Bob Greifeld, CEO, Nasdaq.

Mr. Greifeld continued, “The Information Services, Technology Solutions, and Listing Services segments were especially strong in the third quarter, but more importantly they each represent areas where we have found attractive opportunities to invest and where our technology leadership can be leveraged effectively to benefit our clients and create new opportunities for growth.”

Operating expenses were $352 million in the third quarter of 2016, up $54 million from $298 million in the third quarter of 2015. The increase primarily reflects incremental expenses from the acquisitions of Nasdaq CXC, formerly Chi-X Canada (February 2016), Marketwired (February 2016), Boardvantage (May 2016), and ISE (June 2016).

Non-GAAP operating expenses were $317 million in the third quarter of 2016, up $41 million from $276 million in the third quarter of 2015. This increase primarily reflects $29 million in incremental operating expenses from the acquisitions closed in 2016 as well as $13 million due to organic growth.

[1]	Represents revenues from our Information Services, Technology Solutions, and Listing Services segments, as well as our Trade Management Services business, formerly referred to as Access and Broker Services.
[2]	Represents revenues less transaction-based expenses.
[3]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses included in the attached schedules.
[4]	Represents revenues from our Information Services, Technology Solutions, and Listing Services segments.

“During the third quarter, the company made significant progress integrating our recent acquisitions, moving the synergy achievement up to $23 million on a run rate basis, which contributed to meaningful accretion to our non-GAAP results,” said Michael Ptasznik, Chief Financial Officer and Executive Vice President, Nasdaq.

Mr. Ptasznik continued, “We also saw an attractive opportunity to return $55 million to shareholders through the share buyback program in the third quarter. I’m pleased to say that in addition to executing on several acquisition opportunities this year, the company has returned 54% of our non-GAAP net income year-to-date to shareholders through dividends and buybacks.”

Net income attributable to Nasdaq for the third quarter of 2016 was $131 million, or $0.77 per diluted share, compared with $138 million, or $0.80 per diluted share, in the prior year quarter. On a non-GAAP basis, net income attributable to Nasdaq for the third quarter of 2016 was $154 million, or $0.91 per diluted share, compared with $151 million, or $0.88 per diluted share, in the third quarter of 2015.

The company repurchased 800,938 shares for $55 million in the third quarter of 2016 at an average price of $68.19. As of September 30, 2016, there was $429 million remaining under the board authorized share repurchase program.

At September 30, 2016, the company had cash and cash equivalents of $257 million and total debt of $3,709 million, resulting in net debt of $3,452 million. This compares to net debt of $2,063 million at December 31, 2015.

BUSINESS HIGHLIGHTS

Market Services (36% of total net revenues) – Net revenues were $213 million in the third quarter of 2016, up $13 million when compared to the third quarter of 2015. The increase primarily reflects an increase in revenues from the ISE and Nasdaq CXC acquisitions, partially offset by declines in trading volumes as compared to multi-year high industry trading volumes experienced in the third quarter of 2015.

Equity Derivatives (11% of total net revenues) – Net equity derivative trading and clearing revenues were $67 million in the third quarter of 2016, up $16 million compared to the third quarter of 2015. The increase is primarily due to the inclusion of revenues from our acquisition of ISE in June 2016 and higher market share at The NASDAQ Options Market and Nasdaq PHLX, partially offset by lower industry trading volumes.

Cash Equities (10% of total net revenues) – Net cash equity trading revenues were $59 million in the third quarter of 2016, down $8 million compared to the third quarter of 2015. This decrease reflects lower matched market share, lower industry trading volumes and lower U.S. average net capture, partially offset by the inclusion of net revenues associated with the acquisition of Nasdaq CXC.

Fixed Income and Commodities Trading and Clearing1 (3% of total net revenues) – Net fixed income and commodities trading and clearing (FICC) revenues were $18 million in the third quarter of 2016, down $5 million from the third quarter of 2015, due to declines in commodities and U.S. fixed income revenues and the impact of trading incentives on Nasdaq Futures (NFX) revenues.

Trade Management Services (12% of total net revenues) – Trade management services revenues were $69 million in the third quarter of 2016, up $10 million compared to the third quarter of 2015, due to the inclusion of revenue from the acquisition of ISE and an increase in customer demand for network connectivity.

[1]	Our FICC business was formerly referred to as fixed income, currency and commodities trading and clearing.

Information Services (23% of total net revenues) – Revenues were $137 million in the third quarter of 2016, up $5 million from the third quarter of 2015.

Data Products (18% of total net revenues) – Data products revenues were $109 million in the third quarter of 2016, up $6 million compared to the third quarter of 2015 primarily due to growth in proprietary data products revenues, the inclusion of revenues from the acquisitions of ISE and Nasdaq CXC, as well as higher audit collections.

Index Licensing and Services (5% of total net revenues) – Index licensing and services revenues were $28 million in the third quarter of 2016, down $1 million from the third quarter of 2015. The revenue decline was primarily due to a decrease in the value of underlying assets associated with non-ETP Nasdaq-licensed products and lower fees associated with derivative products licensing Nasdaq indices, due to lower volumes.

Technology Solutions (29% of total net revenues) – Revenues were $167 million in the third quarter of 2016, up $36 million from the third quarter of 2015. The increase primarily reflects the inclusion of revenues from the acquisitions of Marketwired and Boardvantage, as well as $13 million in organic revenue growth in our Market Technology business.

Corporate Solutions (16% of total net revenues) – Corporate solutions revenues were $94 million in the third quarter of 2016, up $22 million from the third quarter of 2015. The increase was due to the inclusion of revenues from the Marketwired and Boardvantage acquisitions.

Market Technology (13% of total net revenues) – Market technology revenues were $73 million in the third quarter of 2016, up $14 million from the third quarter of 2015. The increase was driven primarily by growth in revenues from software licensing and support as well as surveillance products.

Listing Services (12% of total net revenues) – Revenues were $68 million in the third quarter of 2016, up $2 million compared to the third quarter of 2015 primarily due to higher revenues in the Nordics due to new company listings.

CORPORATE HIGHLIGHTS

•	NFX growth continues Nasdaq’s commodities expansion. NFX, a U.S.-based derivatives market for key energy benchmarks, has seen increasing traction since launch in July 2015. During the month of September 2016, open interest in NFX products reached a record 1.2 million contracts, and during the third quarter of 2016, trading volume of 8.9 million contracts increased 16% from 7.7 million contracts in the second quarter of 2016. Since its July 2015 inception, 118 firms have traded on NFX.

•	The Nasdaq Stock Market leads U.S. exchanges for IPOs and switches. In the U.S. market, The Nasdaq Stock Market welcomed 79 new listings in the third quarter of 2016, including 31 IPOs such as Trade Desk, Apptio and Nutanix. During the third quarter of 2016, 74% of all U.S. IPOs were listed on Nasdaq. In addition, The Nasdaq Stock Market welcomed 16 switches thus far in 2016 with an aggregate market capitalization of $42 billion, including IHS Markit. Nasdaq announced 24 new exchange-traded products (ETP) listings and one switch in the third quarter, bringing Nasdaq’s total ETP listings to 295, up 48% from the third quarter of 2015.

•	Corporate Solutions launches Nasdaq Influencers while Nasdaq IR Insight sees continued strong adoption. Nasdaq has seen strong adoption of the next generation IR platform with 86% of companies upgraded since January. Additionally, Nasdaq’s Corporate Solutions business launched Nasdaq Influencers, a new solution for communications and marketing professionals to discover and connect with the most relevant thought leaders in their industry and uncover new opportunities to share their news and information, insights and recommendations as well as drive brand identity and awareness.

•	Nasdaq sees strong growth in number of ETPs and assets tracking Nasdaq indexes. The number of ETPs licensed to Nasdaq indexes increased to 289 at September 30, 2016 versus 267 at June 30, 2016, including several non-U.S. product launches in China, Taiwan, and Australia. Two new Nasdaq-100 ETPs were listed in Hong Kong with BMO and BlackRock and one in Taiwan with Fubon Asset Management. Additionally, BetaShares launched a series of Global Ex-Australia hedged ETPs based on Nasdaq indexes. Overall AUM in exchange traded products (ETPs) benchmarked to all Nasdaq indexes increased 15% to $118 billion as of September 30, 2016 compared to September 30, 2015.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,700 listed companies with a market value of $10.0 trillion and approximately 18,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items, such as those described below, that have less bearing on our ongoing operating performance.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of Nasdaq. Management does not consider intangible asset amortization expense for the purpose of evaluating the performance of our business or its managers or when making decisions to allocate resources. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with a more useful representation of our businesses’ ongoing activity in each period.

Restructuring charges: Restructuring charges are associated with our 2015 restructuring plan to improve performance, cut costs and reduce spending and are primarily related to (i) the rebranding of our company name from The NASDAQ OMX Group, Inc. to Nasdaq, Inc., (ii) severance and other termination benefits, (iii) costs to vacate duplicate facilities, and (iv) asset impairment charges. We exclude these restructuring costs because these costs do not reflect future operating expenses and do not contribute to a meaningful evaluation of Nasdaq’s ongoing operating performance or a comparison of Nasdaq’s performance between periods.

Merger and strategic initiatives expense: We have pursued various strategic initiatives and completed a number of acquisitions in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons of Nasdaq’s performance between periods.

Other significant items: We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. For the three months ended June 30, 2016, other significant items include tax expense due to an unfavorable tax ruling received during the three months ended June 30, 2016, the impact of which related to prior periods, and the release of a sublease loss reserve due to the early exit of a facility. For the three months ended September 30, 2015, other significant items include an insurance recovery for litigation arising from the Facebook IPO in May 2012. We believe the exclusion of such amounts, which arise outside of the normal course of business, allow management and investors to better understand the financial results of Nasdaq.

Foreign exchange impact on revenue: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”

MEDIA RELATIONS CONTACT: + Allan Schoenberg + +1.212.231.5534 + allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: + Ed Ditmire, CFA + +1.212.401.8737 + ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Revenues:
Market Services	$557	$532	$542
Transaction-based expenses:
Transaction rebates	(265)	(256)	(256)
Brokerage, clearance and exchange fees	(79)	(82)	(86)

Total Market Services revenues less transaction-based expenses	213	194	200
Listing Services	68	68	66
Information Services	137	134	132
Technology Solutions	167	163	131

Revenues less transaction-based expenses	585	559	529

Operating Expenses:
Compensation and benefits	168	164	150
Marketing and advertising	8	8	6
Depreciation and amortization	46	41	34
Professional and contract services	40	35	33
Computer operations and data communications	28	27	23
Occupancy	23	19	22
Regulatory	8	6	7
Merger and strategic initiatives	12	35	4
General, administrative and other	19	17	11
Restructuring charges	—	33	8

Total operating expenses	352	385	298

Operating income	233	174	231
Interest income	1	1	1
Interest expense	(37)	(32)	(28)
Other investment income	—	2	—
Net income from unconsolidated investees	2	1	2

Income before income taxes	199	146	206
Income tax provision	68	76	68

Net income attributable to Nasdaq	$131	$70	$138

Per share information:
Basic earnings per share	$0.79	$0.42	$0.83

Diluted earnings per share	$0.77	$0.42	$0.80

Cash dividends declared per common share	$0.32	$—	$0.25

Weighted-average common shares outstanding for earnings per share:
Basic	165.6	165.0	166.9
Diluted	169.5	168.2	171.5

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$164	$103	$109
Transaction-based expenses:
Transaction rebates	(90)	(53)	(53)
Brokerage, clearance and exchange fees	(7)	(4)	(5)

Total net equity derivative trading and clearing revenues	67	46	51
Cash Equity Trading Revenues	302	339	349
Transaction-based expenses:
Transaction rebates	(171)	(198)	(202)
Brokerage, clearance and exchange fees	(72)	(78)	(80)

Total net cash equity trading revenues	59	63	67
Fixed Income and Commodities Trading and Clearing Revenues	22	26	25
Transaction-based expenses:
Transaction rebates	(4)	(5)	(1)
Brokerage, clearance and exchange fees	—	—	(1)

Total net fixed income and commodities trading and clearing revenues	18	21	23
Trade Management Services Revenues	69	64	59

Total Net Market Services revenues	213	194	200

LISTING SERVICES REVENUES	68	68	66

INFORMATION SERVICES REVENUES
Data Products revenues	109	107	103
Index Licensing and Services revenues	28	27	29

Total Information Services revenues	137	134	132

TECHNOLOGY SOLUTIONS REVENUES
Corporate Solutions revenues	94	94	72
Market Technology revenues	73	69	59

Total Technology Solutions revenues	167	163	131

Revenues less transaction-based expenses	$585	$559	$529

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$257	$301
Restricted cash	19	56
Financial investments, at fair value	238	201
Receivables, net	349	316
Default funds and margin deposits	3,323	2,228
Other current assets	160	158

Total current assets	4,346	3,260
Property and equipment, net	342	323
Deferred tax assets	768	643
Goodwill	6,206	5,395
Intangible assets, net	2,740	1,959
Other non-current assets	406	281

Total assets	$14,808	$11,861

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$159	$158
Section 31 fees payable to SEC	27	98
Accrued personnel costs	175	171
Deferred revenue	216	127
Other current liabilities	134	138
Current portion of debt obligations	20	—
Default funds and margin deposits	3,323	2,228

Total current liabilities	4,054	2,920
Debt obligations	3,689	2,364
Deferred tax liabilities	980	626
Non-current deferred revenue	191	200
Other non-current liabilities	140	142

Total liabilities	9,054	6,252

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,046	3,011
Common stock in treasury, at cost	(169)	(111)
Accumulated other comprehensive loss	(882)	(864)
Retained earnings	3,757	3,571

Total equity	5,754	5,609

Total liabilities and equity	$14,808	$11,861

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
U.S. GAAP net income attributable to Nasdaq	$131	$70	$138
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	23	19	15
Merger and strategic initiatives (2)	12	35	4
Restructuring charges (3)	—	33	8
Sublease loss reserve (4)	—	(2)	—
Insurance recovery (5)	—	—	(5)

Total non-GAAP adjustments	35	85	22
Non-GAAP adjustment to the income tax provision (6)	(12)	(2)	(9)

Total non-GAAP adjustments, net of tax	23	83	13
Non-GAAP net income attributable to Nasdaq	$154	$153	$151

U.S. GAAP diluted earnings per share	$0.77	$0.42	$0.80
Total adjustments from non-GAAP net income above	0.14	0.49	0.08

Non-GAAP diluted earnings per share	$0.91	$0.91	$0.88

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended September 30, 2016 and June 30, 2016, merger and strategic initiatives expense primarily related to our acquisition of ISE. For the three months ended September 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In June 2016, we completed our 2015 restructuring plan. For the three months ended June 30, 2016, restructuring charges primarily related to severance costs, asset impairment charges and other charges. For the three months ended September 30, 2015, restructuring charges primarily related to facility-related costs associated with the consolidation of leased facilities, severance costs and other charges. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.
(4)	The credit of $2 million pertains to the release of a previously recorded sublease loss reserve due to the early exit of a facility.
(5)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve was intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. The insurance recovery recognized during the three months ended September 30, 2015 primarily represented amounts reimbursed by applicable insurance coverage.
(6)	Includes the tax impact of each non-GAAP adjustment. In addition, in June 2016 we recorded a $27 million tax expense due to an unfavorable tax ruling received during the three months ended June 30, 2016, the impact of which related to prior periods.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
U.S. GAAP operating income	$233	$174	$231
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	23	19	15
Merger and strategic initiatives (2)	12	35	4
Restructuring charges (3)	—	33	8
Sublease loss reserve (4)	—	(2)	—
Insurance recovery (5)	—	—	(5)

Total non-GAAP adjustments	35	85	22

Non-GAAP operating income	$268	$259	$253

Revenues less transaction-based expenses	$585	$559	$529
U.S. GAAP Operating margin (6)	40%	31%	44%
Non-GAAP operating margin (7)	46%	46%	48%

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended September 30, 2016 and June 30, 2016, merger and strategic initiatives expense primarily related to our acquisition of ISE. For the three months ended September 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In June 2016, we completed our 2015 restructuring plan. For the three months ended June 30, 2016, restructuring charges primarily related to severance costs, asset impairment charges and other charges. For the three months ended September 30, 2015, restructuring charges primarily related to facility-related costs associated with the consolidation of leased facilities, severance costs and other charges. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.
(4)	The credit of $2 million pertains to the release of a previously recorded sublease loss reserve due to the early exit of a facility.
(5)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve was intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. The insurance recovery recognized during the three months ended September 30, 2015 primarily represented amounts reimbursed by applicable insurance coverage.
(6)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by total revenues less transaction-based expenses.
(7)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
U.S. GAAP operating expenses	$352	$385	$298
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(23)	(19)	(15)
Merger and strategic initiatives (2)	(12)	(35)	(4)
Restructuring charges (3)	—	(33)	(8)
Sublease loss reserve (4)	—	2	—
Insurance recovery (5)	—	—	5

Total non-GAAP adjustments	(35)	(85)	(22)

Non-GAAP operating expenses	$317	$300	$276

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended September 30, 2016 and June 30, 2016, merger and strategic initiatives expense primarily related to our acquisition of ISE. For the three months ended September 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In June 2016, we completed our 2015 restructuring plan. For the three months ended June 30, 2016, restructuring charges primarily related to severance costs, asset impairment charges and other charges. For the three months ended September 30, 2015, restructuring charges primarily related to facility-related costs associated with the consolidation of leased facilities, severance costs and other charges. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.
(4)	The credit of $2 million pertains to the release of a previously recorded sublease loss reserve due to the early exit of a facility.
(5)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve was intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. The insurance recovery recognized during the three months ended September 30, 2015 primarily represented amounts reimbursed by applicable insurance coverage.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Market Services
Equity Derivative Trading and Clearing
U.S. Equity Options
Total industry average daily volume (in millions)	13.8	14.1	16.0
Nasdaq PHLX Options Market matched market share	16.0%	16.2%	15.8%
The NASDAQ Options Market matched market share	8.5%	7.1%	6.7%
Nasdaq BX Options Market matched market share	0.8%	1.0%	0.9%
Nasdaq ISE Options Market matched market share (1)	12.0%	0.2%	—
Nasdaq GMNI Options Market matched market share (1)	1.8%	0.0%	—
Nasdaq MCRY Options Market matched market share (1)	0.2%	0.0%	—

Total matched market share executed on Nasdaq’s exchanges	39.3%	24.5%	23.4%

Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (2)	291,410	439,520	335,361

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	6.59	7.25	7.32
Matched share volume (in billions)	71.0	80.6	88.2
Matched market share executed on NASDAQ	13.4%	14.0%	15.7%
Matched market share executed on Nasdaq BX	2.6%	2.3%	2.1%
Matched market share executed on Nasdaq PSX	0.9%	1.1%	1.0%

Total matched market share executed on Nasdaq’s exchanges	16.9%	17.4%	18.8%
Market share reported to the FINRA/NASDAQ Trade Reporting Facility	33.5%	33.0%	31.0%

Total market share (3)	50.4%	50.4%	49.8%

Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades	394,181	447,231	405,614
Total average daily value of shares traded (in billions)	$4.4	$5.2	$4.4
Total market share executed on Nasdaq’s exchanges	62.4%	63.7%	69.7%

Fixed Income and Commodities Trading and Clearing
Total U.S. Fixed Income
U.S. fixed income notional trading volume (in billions)	$4,816	$5,255	$7,397

Nasdaq Nordic and Nasdaq Baltic fixed income
Total average daily volume fixed income contracts	73,422	91,107	116,563

Nasdaq Commodities
Power contracts cleared (TWh) (4)	321	455	385

Listing Services
Initial public offerings
NASDAQ	31	25	35
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	5	25	7
New listings
NASDAQ (5)	79	73	80
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (6)	10	33	9
Number of listed companies
NASDAQ (7)	2,872	2,868	2,850
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (8)	875	873	835

Information Services
Number of licensed exchange traded products	289	267	210
ETP assets under management (AUM) tracking Nasdaq indexes (in billions) (9)	$118	$108	$103

Technology Solutions
Market Technology
Order intake (in millions) (10)	$49	$69	$83
Total order value (in millions) (11)	$738	$769	$738

(1)	For the three months ended June 30, 2016, Nasdaq ISE Options Market, Nasdaq GMNI Options Market, and Nasdaq MCRY Options Market matched market share represents trading volume which commenced on June 30, 2016.
(2)	Includes Finnish option contracts traded on EUREX Group.
(3)	Includes transactions executed on NASDAQ’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/NASDAQ Trade Reporting Facility.
(4)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(5)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed exchange traded products, or ETPs.
(6)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(7)	Number of listed companies for NASDAQ at period end, including separately listed ETPs.
(8)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(9)	Represents AUM in licensed ETPs.
(10)	Total contract value of orders signed during the period.
(11)	Represents total contract value of orders signed that are yet to be recognized as revenue.